Exhibit 99.1
AXCESS International Closes on $2.3 Million in Equity Financing
Amphion Innovations plc is Lead Investor in Round Earmarked for Disruptive RFID Product Development
DALLAS — March 15, 2006 — AXCESS International Inc. (OTCBB: AXSI), a leading provider of Radio Frequency Identification (RFID) and Real Time Location Systems (RTLS), today announced closing on a $2.3 million equity financing led by Amphion Innovations plc. The total raise includes $813,000 announced December 30, 2005 as the first phase of the funding. Amphion Innovations plc provided $1.25 million of the total amount raised. In addition, the company received $600 thousand from the sale of non-core patents. The funds are to be used in part to complete the development of a new RFID product designed to further exploit AXCESS’ existing markets utilizing asset, personnel, vehicle, sensor tagging. New markets are also targeted where RFID’s adoption rate has been exemplary.
“RFID as a technology has evolved rapidly over the past year and the requirements of the market have now crystallized,” commented Allan Griebenow, president and CEO of AXCESS International. “Our unique ActiveTagTM system is a platform for multiple RFID tag applications across multiple industry verticals. Our focus remains to be the leader in driving enterprise solutions in asset management, personnel tracking, and fleet vehicle control. AXCESS plans to make a dramatic statement with this new product regarding the potential uses of RFID in the enterprise.”
“AXCESS is showing that their proven products, now deployed by hundreds of customers in a wide range of industries, provide real productivity and security solutions,” said Richard Morgan, CEO of Amphion and Chairman of AXCESS. “The compelling return on investment to their customers in the deployment of their unique, patented products and services is changing the way people implement RFID. We are excited about AXCESS’ progress and very pleased to increase our ownership in the company.”
AXCESS’ patented ActiveTagTM RFID systems use small, low cost battery powered tags (generically called “active” or “semi-active” tags) that when automatically activated, transmit a wireless message typically 30 to 100 feet to hidden palm size receivers. The receivers are connected via a standard network simultaneously to the enterprise system software, the existing security alarm equipment, and standalone management software. The AXCESS OnlineSupervisorTM enterprise software platform provides real time location displays, automatic inventory counts, custom reports, and alerts based on programmable rule-base conditions including automatic e-mail alerting and paging for rapid response. Optionally, tag transmissions can trigger security video recording and live remote video transmission of events. The tags are used for a variety of enterprise productivity applications including automatic personnel access control and tracking, automatic vehicle access control and payload management, real time location determination, automatic asset management and protection, as well as special purpose sensing. More information is available from the Company’s Web site at www.axcessinc.com or by calling Stephanie Collins at 972-407-6080.
About AXCESS International Inc.
AXCESS International Inc. (OTCBB:AXSI), headquartered in greater Dallas, TX, provides Radio Frequency Identification (RFID) and Real Time Location Systems (RTLS) for asset management, physical security and supply chain efficiencies. The battery-powered “active” and “semi-active” (on-demand) RFID tags locate, identify, track, monitor, count, and protect people, assets, inventory, and vehicles. AXCESS’ RFID solutions are supported by its integrated network-based, streaming digital video (or IPTV) technology. Both patented technologies enable applications including: automatic “hands-free” personnel access control, automatic vehicle access control, automatic asset management, real time location determination, and sensor management. AXCESS is a portfolio company of Amphion Innovations plc.

About Amphion Innovations plc
Amphion Innovations plc recently listed on the AIM Exchange in London under the symbol AMP. Amphion’s business is the formation, financing, management and development of technology companies, working in partnership with corporations, governments, universities and entrepreneurs seeking to commercialize their intellectual property. On the Web: www.Amphionplc.com

Media Contact — AXCESS Stephanie Collins 972-250-5981 scollins@AXCESSinc.com	Investor Relations — Darrow Associates Jordan Darrow 631-367-1866 jdarrow@optonline.net

Media Contact — Amphion Innovations plc Ben Austin 212-210-6248 baustin@amphionplc.com	Public Relations — Financial Dynamics Lauren Stein 212-850-5650 lstein@fd-us.com

This release contains forward-looking statements as defined in Section 21E of the Securities
Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts.
Source: AXCESS International, Inc.